Exhibit 10.1

*Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CO-PROMOTION AGREEMENT

THIS CO-PROMOTION AGREEMENT (this “Agreement”) is dated and effective as of the              day of January, 2005 (the “Effective Date”).

BY AND BETWEEN

SOLVAY PHARMACEUTICALS, INC., on behalf of UNIMED PHARMACEUTICALS, INC. its wholly owned subsidiary, a Delaware corporation, maintaining a place of business at 901 Sawyer Road, Marietta, Georgia 30062 (hereinafter, “SOLVAY”),

AND:

ICOS Technology Services, LLC, a Delaware limited liability corporation, maintaining a place of business at 4948 West 145th Street, Midlothian, Illinois 60445, a wholly-owned subsidiary of ICOS Corporation, a Delaware Corporation (hereinafter, “ICOS”).

RECITALS:

WHEREAS SOLVAY markets AndroGel® (testosterone gel) 1%, a proprietary pharmaceutical product comprising testosterone in a gel formulation, and

WHEREAS ICOS desires to co-promote AndroGel® with SOLVAY in the United States, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.	Definitions. In this Agreement, the following terms shall have the following meanings, except where the context otherwise requires:

1.1	“Affiliate” means any corporation or business entity of which a party owns, directly or indirectly, fifty percent (50%) or more of the assets or outstanding stock or other ownership interests, or any corporation or business entity which a party directly or indirectly controls, or any parent corporation or business entity that owns, directly or indirectly, fifty percent (50%) or more of the assets or outstanding stock or ownership interests of a party or which directly or indirectly controls a party.

1.2	“[*] Position Detail” means a presentation of the Product to a licensed prescriber by a Representative in which the Product [*].

1.3	“Frequency Goal” shall mean the number of Sales Calls that ICOS is obligated to make in a particular Sales Quarter, as set forth in Section 2.2(a) below.

1.4	“GAAP” means generally accepted accounting principles in the United States.

*Confidential Treatment Requested.

1.5	“Gross Margin” means Net Sales less [*] percent ([*]%) of SOLVAY’s Manufacturing Cost for the Product, as calculated in accordance with GAAP. Manufacturing Cost for the Product shall be the sum of:

(i) the cost of goods produced, including without limitation direct labor and material costs and product quality assurance/quality control costs, as well as overhead properly allocated to manufacturing of the Product; [*];

(ii) all revenue-based royalties paid to Third Parties under patent or technology licenses that are necessary in order to manufacture, use, sell, or distribute the Product;

(iii) [*] and other services rendered pursuant to [*].

Notwithstanding the foregoing, in the event that the calculation of Manufacturing Cost in accordance with subsections (i) through (iii) above exceeds [*] percent ([*]%) of Net Sales, then Manufacturing Cost shall be deemed to be[*] percent ([*]%) of Net Sales.

1.6	“Gross Sales” means the gross amount invoiced by SOLVAY, its Affiliates, sublicensees, or other agents for sales of the Product to Third Parties in the Territory, as calculated in accordance with GAAP.

1.7	“Net Sales” means Gross Sales less the following, all as calculated in accordance with GAAP:

(i) normal or customary trade, cash, and quantity discounts on the Product (other than price discounts granted at the time of invoicing and which are included in the determination of Gross Sales); and

(ii) Credits or allowances made for rejection or return of previously sold Product or for retroactive price adjustments (including chargebacks and Medicaid and similar types of rebates);

plus, any retroactive price increases or other positive adjustments (e.g., credits based on true-up of estimated rebate payments).

Net Sales will be adjusted for fluctuations in wholesaler [*] inventory levels during the term of this Agreement. For the sake of clarity, the intent of this adjustment is to align Net Sales with prescription demand for the Product. The change in wholesaler inventory levels for the Product (in units) over the term of this Agreement will be the determinant for this adjustment. Beginning inventory at the wholesaler level shall be established as of the 1st day of January, 2005 and as of the first day of each Sales Quarter thereafter. [*] The adjusted Net Sales number will be used to determine the Incremental Fee compensation to ICOS for the applicable period pursuant to section 3.1. Inventory levels will be documented using [*].

1.8	“Primary Care Target Audience” means (a) general practitioners, (b) family practitioners, (c) primary care physicians and (d) nurse practitioners or other healthcare professionals under physician supervision with the legal authority to prescribe the Product.

1.9	“Product” means AndroGel® (testosterone gel) 1%, a proprietary pharmaceutical product comprising testosterone in a gel formulation that is currently marketed by SOLVAY in the United States, in all of its dosage forms and methods of administration, and including any line extensions, Product substitutes and improvements thereto and new dosage forms.

1.10	“Representative” means a sales employee of SOLVAY or ICOS, as the case may be, who engages in the detailing of healthcare professionals; in the case of ICOS, Representative means a member of ICOS’ existing sales force consisting of approximately 165 persons.

1.11	“Sales Call” means a presentation to a member of the Target Audience by a Representative during which such Representative promotes the Product.

*Confidential Treatment Requested.

1.12	“Sales Quarter” shall mean a period of three (3) consecutive calendar months ending March 31, June 30, Sept. 30 and December 31, during the term of this Agreement during which ICOS Sales Representatives make Sales Calls relating to the Product.

1.13	“[*] Position Detail” means a presentation of the Product to a licensed prescriber by a Representative in which the Product [*].

1.14	“Specialty Target Audience” means endocrinologists, urologists, HIV and infectious disease physicians or other specialists who may prescribe the Product for its labeled indication, and other healthcare professionals under the supervision of such specialists with the legal authority to prescribe the Product.

1.15	“Target Audience” means [*].

1.16	“Territory” means the United States, exclusive of Alaska, Hawaii, Puerto Rico, and the other territories and possessions of the United States.

1.17	“Third Party” means any entity or individual other than SOLVAY or ICOS or their respective Affiliates.

ARTICLE 2

OBLIGATIONS OF ICOS

2.1	Appointment to Co-Promote. SOLVAY hereby appoints ICOS, and ICOS hereby accepts appointment, to promote the Product in conjunction with SOLVAY in the Territory for the term of this Agreement, in accordance with the terms and conditions of this Agreement. Each party agrees to cooperate and act in good faith with the other party in the performance of this Agreement and to provide reasonable support to the other party in the performance of such other party’s obligations hereunder. ICOS shall not have the right to sublicense, assign, or subcontract its rights or obligations hereunder, except in accordance with Section 14.11 below. In consideration for such appointment, ICOS agrees not to engage in the promotion or marketing of products competitive with the Product within the Territory during the term of this Agreement and for a period of [*] ([*]) months after its expiration, provided, however, that this prohibition shall not apply in the event that this Agreement is terminated (a) by ICOS pursuant to Section 8.2(iii), 8.2(iv), or 8.2(v), below, or (b) by SOLVAY pursuant to Section 8.2(iii), or Section 8.3(ii) below. For purposes of this provision, a product shall be deemed to be competitive with the Product if it is approved by the U.S. Food and Drug Administration (“FDA”) with an indication in the product prescribing information for the treatment of [*].

2.2	Scope of Co-Promotion Activities. ICOS Representatives shall perform Sales Calls on the Target Audience as follows:

(a)	Except as otherwise set forth herein, ICOS Representatives shall perform the number of Sales Calls required to meet the Frequency Goal for each Sales Quarter. Beginning with the second Sales Quarter, the Frequency Goal for ICOS Representatives shall be [*] Sales Calls per Sales Quarter. For the first Sales Quarter, the Frequency Goal for ICOS Representatives shall be determined proportionally as follows:

(i) A fraction (the “Adjustment Factor”) shall be created, the numerator of which will be the number of complete calendar weeks in the first Sales Quarter during which ICOS Sales Representatives conduct Sales Calls and the denominator of which shall be thirteen (13);

(ii) The Adjustment Factor shall be multiplied by [*]; and

(iii) The resulting number shall be the Frequency Goal for the first Sales Quarter.

(b)	All Sales Calls by ICOS Representatives shall be performed in the [*] Position Detail or [*] Position Detail, to the Target Audience.

*Confidential Treatment Requested.

(c)	Notwithstanding the foregoing, ICOS shall not be deemed to have failed to reach its Frequency Goal in a particular Sales Quarter if at least one (1) of the following is true:

(i) the number of Sales Calls performed by ICOS (the “Actual Sales Calls”) for such Sales Quarter is at least [*] percent ([*]%) of the Frequency Goal for such Sales Quarter, and/or

(ii) the Average Sales Calls for such Sales Quarter is at least [*] percent ([*]%) of the Frequency Goal for such Sales Quarter. For purposes of this Section 2.2(c)(ii), the “Average Sales Calls” for a Sales Quarter shall be determined by averaging the number of Actual Sales Calls during such Sales Quarter with [*].

(d)	ICOS Representatives shall during Sales Calls utilize promotional materials supplied by SOLVAY pursuant to Section 4.5 to the Target Audience, as reasonably appropriate. ICOS shall not distribute any other Product promotional materials unless approved in advance by SOLVAY in writing.

(e)	ICOS shall use its best efforts to launch the Sales Calls by the ICOS Representatives as soon as possible and in no event later than the week of [*] or [*] weeks after execution of this Agreement, whichever is later.

2.3	Representations to Customers. ICOS covenants that its Representatives will not make any false or misleading representations to customers regarding the Product and will not make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Product that are not consistent with any of the applicable and then current FDA approved labeling, package insert, Product promotional materials provided by SOLVAY, or other documentation accompanying or describing the Product that has been provided to ICOS by SOLVAY.

2.4	Training of ICOS Representatives. ICOS will provide training on the Product during ICOS sales training classes to be held as soon as reasonably practicable following execution of this Agreement. SOLVAY will be responsible for providing all Product-specific sales training materials and for ensuring that their content is consistent with applicable legal and regulatory standards. ICOS shall have the opportunity to review all training materials prior to using them to train ICOS Representatives. Training may be conducted either by training professionals from SOLVAY or ICOS. ICOS will allocate appropriate time for ongoing training on the Product at ICOS national or district sales force meetings. If new developments in the market require additional training, ICOS may train jointly with SOLVAY representatives, as agreed upon by the parties. ICOS sales management and sales training managers will provide periodic guidance in support of Sales Calls as they deem appropriate. ICOS will fund all sales training efforts necessary to properly train its Representatives, with Product technical support from SOLVAY as required pursuant to Section 4.6 hereof.

2.5	ICOS Programs. ICOS agrees to evaluate, [*]. ICOS also agrees to review [*].

2.6	Supervision. ICOS shall provide the necessary ICOS management and supervisory personnel to coordinate and support the activities of the ICOS Representatives as appropriate to accomplish ICOS’s responsibilities under this Agreement. ICOS shall respond to reasonable SOLVAY requests for information with respect to [*].

2.7	Incentive Compensation to Representatives. ICOS will make available to its Representatives detailing AndroGel® an incentive compensation plan in which the target weighting attributed to the promotion of the Product is at least [*]% of the overall plan. ICOS will not utilize its existing 165-person sales force to promote a third product (in addition to Cialis and AndroGel®) during [*]; if ICOS enters into an agreement to promote a third product during the term of this Agreement (beginning [*] or later), such product will be assigned [*], and ICOS will negotiate in good faith with Solvay regarding the weighting to be assigned to AndroGel® (provided that it shall be at least [*]%) under its overall incentive compensation plan, in an effort to ensure that AndroGel® receives an appropriate amount of attention. ICOS will provide [*], and that information shall be considered ICOS’s Confidential Information subject to Article 12 below.

*Confidential Treatment Requested.

2.8	Reports. Within thirty (30) days following the end of each month, ICOS will provide SOLVAY a report regarding Sales Calls made by ICOS Representatives during such month. The parties shall agree on the format for such reports and the information to be included, which may include the number of calls on the Target Audience, Sales Calls achieved, sample voucher Sales Calls, and reach and frequency of Sales Calls.

2.9	ICOS Resources. ICOS sales management personnel will work with the marketing and sales force leadership of SOLVAY to coordinate field activity, with brand strategy and tactics relating to the Product established by SOLVAY with input from ICOS through its participation on the Commercial Committee. ICOS will designate one or more management personnel with responsibility for assisting in implementation of Product promotional programs agreed upon by the Commercial Committee. ICOS sales management will participate in periodic meetings with SOLVAY, as agreed upon by the parties, to discuss resource allocation (e.g., call activity) as well as customer and competition activity in the shared territories.

ARTICLE 3

CONSIDERATION

3.1	Compensation to ICOS. In consideration of ICOS’s services under this Agreement, SOLVAY shall compensate ICOS quarterly based on a fixed promotional payment per Sales Call of $[*] (the “Base Fee”), capped at [*] ([*]) Sales Calls per year. If Net Sales exceed [*] U.S. dollars (U.S. $[*]) for calendar year 2005, the Base Fee will be increased to $[*] beginning January 1, 2006. In addition to the Base Fee, SOLVAY shall also compensate ICOS quarterly based on incremental Gross Margin as provided in Subsections (a) through (e) below (the “Incremental Fee”). The Incremental Fee shall be calculated as follows:

(a)	For the period from January 1 through December 31, 2005, SOLVAY shall pay ICOS an Incremental Fee equal to:

(i)	[*] percent ([*]%) of the Gross Margin associated with Net Sales less than [*] U.S. dollars (US $[*]);

(ii)	[*] percent ([*]%) of the Gross Margin associated with Net Sales equal to or greater than [*] U.S. dollars (US $[*]) and less than or equal to [*] U.S. dollars (U.S. $[*]);

(iii)	[*] percent ([*]%) of the Gross Margin associated with Net Sales equal to or greater than [*] U.S. dollars (U.S. $[*]) and less than or equal to [*] U.S. dollars (U.S. $[*]); and

(iv)	[*] percent ([*]%) of the Gross Margin associated with Net Sales in excess of [*] U.S. dollars (U.S. $[*]).

(b)	For the period from January 1, 2006 through December 31, 2006, SOLVAY shall pay ICOS an Incremental Fee equal to:

(i)	[*] percent ([*]%) of the Gross Margin associated with Net Sales less than [*] U.S. dollars (US $[*]);

(ii)	[*] percent ([*]%) of the Gross Margin associated with Net Sales equal to or greater than [*] U.S. dollars (US $[*]) and less than or equal to [*] U.S. dollars (U.S. $[*]); and

(iii)	[*] percent ([*]%) of the Gross Margin associated with Net in excess of [*] U.S. dollars (U.S. $[*]).

*Confidential Treatment Requested.

(c)	For the period from January 1, 2007 through December 31, 2007 (if the term of this Agreement is so extended by the parties), SOLVAY shall pay ICOS an Incremental Fee based on [*].

(d)	For each of subsections (a) and (b) above, the percentages stated represent marginal rates, so that each percentage applies only with respect to the Gross Margin on Net Sales within the corresponding tier.

(e)	Except as set forth herein, SOLVAY shall, within [*] days after the last day of each Sales Quarter, make payments to ICOS of amounts due hereunder, as set forth below, by wire transfer of immediately available funds to an account designated by ICOS.

(i) SOLVAY shall pay ICOS for the number of Sales Calls performed by ICOS during such Sales Quarter, as reported by ICOS pursuant to Section 2.9 above, based on the Base Fee; and

(ii) SOLVAY shall make a payment to ICOS of the estimated Incremental Fee based on the Gross Margin of Product sold during such Sales Quarter, as further described herein. In determining the quarterly estimated Incremental Fee payments, the following “Quarterly Thresholds” for Net Sales shall be used:

2005: [*] U.S. dollars (U.S. $[*])

2006: [*] U.S. dollars (U.S. $[*])

2007 (if the term of this Agreement is so extended by the parties): Quarterly Threshold to be agreed upon by the parties)

For the first three (3) Sales Quarters in 2005, SOLVAY shall pay ICOS [*] percent ([*]%) of the Gross Margin on Net Sales in excess of the applicable Quarterly Threshold. For the first three (3) Sales Quarters in 2006, SOLVAY shall pay ICOS [*] percent ([*]%) of the Gross Margin on Net Sales in excess of the applicable Quarterly Threshold. Following the fourth Sales Quarter of each calendar year, SOLVAY shall determine the total Net Sales and Gross Margin for the Product for such calendar year and shall perform a true-up calculation to determine the additional amounts owed by one party to the other for such calendar year, so that ICOS receives the actual Incremental Fee compensation that it is due for such calendar year under subsections (a), (b), and (c) above. SOLVAY shall submit such true-up calculation to ICOS within [*] days following the end of the applicable calendar year, and the party owing amounts to the other shall pay such amounts within [*] days following the end of the calendar year. Notwithstanding the foregoing, if ICOS objects in writing to SOLVAY’s calculation of amounts due for the calendar year, ICOS shall promptly notify SOLVAY and the parties shall immediately collaborate in good faith to determine and pay the appropriate amounts due, provided, however, that ICOS’s failure to object to any such calculation shall not limit its ability to audit SOLVAY under Section 5.1 below or otherwise act as a waiver of any rights or remedies that ICOS may have hereunder.

(f)	Illustration of final Incremental Fee calculation: Assume that total Net Sales for the period from January 1 through December 31, 2005, are [*] U.S. dollars (US $[*]). Assume further that, for 2005, the Gross Margin is equal to [*] percent ([*]%) of Net Sales. For 2005, the sum of the final Incremental Fee payable to ICOS pursuant to Section 3.1 would be [*] U.S. dollars (US $ [*]), calculated as the sum of the following:

(i) $[*] of Net Sales

(ii) $[*]

[*]

*Confidential Treatment Requested.

(iii) $[*]

Total = (i)+(ii)+(iii) =$[*]

This annual fee amount would be reconciled against the estimated quarterly payments previously made by Solvay with respect to 2005 sales as contemplated by subsection (e)(ii) above.

3.2	SOLVAY Reports. Within ten (10) days after the end of each Sales Quarter, SOLVAY shall provide ICOS with a preliminary report showing: (i) Gross Sales of the Product in the Territory for such Sales Quarter and (ii) a calculation demonstrating the adjustments to Gross Sales in order to arrive at Net Sales (including a good faith estimate of the adjustments based on changes in inventory levels for the period). Within thirty (30) days after the end of each Sales Quarter, SOLVAY shall provide ICOS with a final report showing: (i) Gross Sales of the Product in the Territory for such Sales Quarter and (ii) a calculation demonstrating the adjustments to Gross Sales in order to arrive at Net Sales; and (iii) a calculation demonstrating the adjustments to Net Sales in order to arrive at Gross Margin. SOLVAY will also provide ICOS with monthly reports of Gross Sales for the Product and sales calls performed in a form and at a time agreed to by the parties. SOLVAY will also provide ICOS with quarterly wholesaler inventory reports for the Product to determine changes in inventory levels in a form and at a time agreed to by the parties.

ARTICLE 4

OBLIGATIONS OF SOLVAY

4.1	SOLVAY Promotional Efforts. During each calendar year of the term of this Agreement, (a) SOLVAY Representatives shall perform a minimum of [*] ([*]) Sales Calls, and (b) SOLVAY shall provide promotional, marketing, and advertising support for the Product comparable to the level of support provided by SOLVAY for the Product in [*], plus or minus [*]%. Notwithstanding the foregoing, if the first and/or last calendar years of the term of this Agreement are not full calendar years, then the number of Sales Calls and the level of promotional, marketing, and advertising support required to be performed or provided by SOLVAY shall be adjusted proportionately. All Sales Calls by SOLVAY Representatives shall be performed in the [*] Position Detail, and [*]% of the Incentive Compensation available to SOLVAY Representatives shall be allocated to the Product.

4.2	Terms of Sale. All terms of sale for Product, including, without limitation, policies concerning pricing, changes to prices, credit terms, cash discounts and returns and allowances shall be set by SOLVAY. All sales of Product shall be recorded on the books of SOLVAY. ICOS is not authorized to negotiate pricing issues with regard to the Product.

4.3	Supply, Purchase and Sale of the Product. SOLVAY shall offer the Product for sale in the Territory and shall take all necessary and reasonable actions to ensure that there is a continuous supply of sufficient quantities of Product so as to fill promptly all orders for the Product and otherwise fully supply the market. SOLVAY shall be exclusively responsible for accepting and filling purchase orders, billing, and returns with respect to the Product. If ICOS receives an order for the Product, it shall promptly transmit such order to SOLVAY for acceptance or rejection, which acceptance or rejection shall be at SOLVAY’s sole discretion. SOLVAY shall have the sole responsibility, at its sole cost and expense, for Product shipping, distribution and warehousing, for the invoicing and billing of purchasers of the Product, for order confirmation in accordance with SOLVAY’s customary practices, and for the collection of receivables resulting from sales of the Product. All sales will be deemed made pursuant to a contract between SOLVAY and the customer. Any Product returned or recalled shall be shipped to SOLVAY, with any reasonable or authorized shipping or other documented direct cost to be paid by SOLVAY.

4.4	Marketing Programs. ICOS shall have the ability to provide input on Product marketing, promotion, and advertising programs through its representation on the Commercial Committee, as further described in Article 6 below. Notwithstanding the foregoing, SOLVAY shall have sole responsibility and discretion for making final decisions regarding all Product-related marketing and advertising programs, and for ensuring that all advertising and promotional materials for AndroGel comply with applicable legal and regulatory standards.

*Confidential Treatment Requested.

4.5	Promotional Materials. SOLVAY shall provide to ICOS, without charge, sufficient quantities of currently available promotional programs and materials specific to the Product to enable ICOS to make effective Sales Calls as required herein. Solvay shall provide ICOS with vouchers to enable patients to obtain samples of the Product [*]; the appropriate amount of vouchers to be provided to ICOS from time to time shall be discussed by the Commercial Committee. SOLVAY shall provide access to [*]. Access to [*] shall be provided at no cost to ICOS, provided that ICOS’ credited expense for use of [*], including [*], shall not exceed $[*] per year.

4.6	SOLVAY Assistance. SOLVAY shall make available to ICOS, at SOLVAY’s expense, a reasonable number of SOLVAY training, product and sales management personnel to assist and consult with ICOS’s training, product and sales management teams with regard to ICOS’s performance of its obligations hereunder.

4.7	Notice to ICOS. SOLVAY shall notify ICOS within forty-eight (48) hours of (a) any recall or market withdrawal of any lot of Product, and within five (5) business days for (b) any Warning Letter, Notice of Violation letter, or other communication from FDA or any other governmental agency related to the marketing, advertising, promotion, sales, or education efforts related to the Product, (c) receipt of notice of any other potential regulatory or legal action related to the Product from FDA or any other governmental agency, and (d) receipt of any claim or legal action by a private Third Party related to the marketing, advertising, promotion, sales, or education efforts related to the Product. SOLVAY shall conduct any Product recall or market withdrawal in its sole discretion, shall bear the full costs of such recall, and shall reimburse ICOS for any actual documented out of pocket costs or expenses incurred by ICOS as a result of such recall. Subject to Article 9 below, SOLVAY shall determine in its discretion any response to any communication from FDA or any other governmental agency related to the Product, provided, however, that to the extent that any such matter involves or relates to ICOS Representatives or other ICOS actions, the parties shall cooperate in good faith to agree on an appropriate response or other course of action.

4.8	Development Programs. ICOS shall have the ability to provide input on Product development programs through its representation on the Commercial Committee, as further described in Article 6 below. Notwithstanding the foregoing, SOLVAY shall have sole responsibility and discretion for all development programs. SOLVAY will fund and coordinate all Phase II, III(b) and Phase IV programs for the Product in its sole discretion.

4.9	Wholesaler Arrangements. [*] To the extent SOLVAY has entered into arrangements as described herein with major wholesalers, it will use commercially reasonable efforts to maintain such arrangements during the term of this Agreement.

ARTICLE 5

JOINT OBLIGATIONS

5.1	Records and Audits. Each party shall keep records of the number and position of Sales Calls by its Representatives in accordance with its usual internal reporting procedures, and shall keep all other complete and accurate records as are required to implement and administer this Agreement. If either party, in its sole but reasonable judgment, determines that an audit of the other party’s relevant books and records is desirable to verify the information supplied by the other party pursuant to Section 2.8 or 3.2 or to verify the other party’s compliance with the other terms of this Agreement, then the auditing party’s designee, under duty of confidentiality to SOLVAY and ICOS, and provided such designee is an independent certified public accountant or internal auditor (as agreed to by the parties), may, on reasonable advance written notice, perform an audit of the relevant books and records of the other party. Such audits shall occur not more than once in any [*] period, unless the auditing party can show the reasonable necessity of more frequent audits. The auditing party shall bear all costs associated with such audit, unless the audit demonstrates that the information supplied by the other party erred in such other party’s favor by more than [*] percent ([*]%), in which case the audited party shall bear the reasonable costs of the audit. Any adjustment to payment (with interest calculated at [*] percent per annum) by either party to reconcile the difference shall be due within thirty (30) days following the conclusion of the audit process. The records that ICOS shall be entitled to audit under this Section 5.1 shall include, without limitation, all of SOLVAY’s internal accounting records related to its calculations of Gross Sales, Net Sales, and Gross Margin, sales calls and [*] reports and other records related to wholesaler inventory levels of the Product.

*Confidential Treatment Requested.

5.2	SOLVAY Observation of Sales Calls. SOLVAY shall have the right from time to time to accompany ICOS Representatives on Sales Calls to confirm ICOS’s compliance with this Agreement; provided, however, that such visits by SOLVAY shall be limited to those individuals approved by ICOS and any individuals from SOLVAY accompanying the ICOS Representatives shall sign a confidentiality agreement reasonably acceptable to ICOS.

5.3	Non-Solicitation/Non-Hire of Representatives. Each of the parties agrees that it will not, without the other party’s prior written consent, during the term of this Agreement and for a period of [*] thereafter, directly or indirectly solicit for employment, offer employment to, hire, employ, or otherwise contract with any Representative or district manager employed by the other party, or in the case of SOLVAY, any Representative or district manager employed by SOLVAY or Solvay Pharmaceuticals, Inc. (“Solvay”). Notwithstanding the foregoing, a party shall be free to solicit, offer employment to, hire, employ, and/or otherwise contract with a Representative or district manager of the other party if such other party took action that terminated the employment of such Representative, including without limitation any layoff or termination for cause.

5.5	Compliance with Law/Standards of Conduct. In performing its obligations under this Agreement, each party shall comply with all applicable federal, state, and local laws, rules, regulations, ordinances, and other legal requirements, including without limitation the Food, Drug and Cosmetic Act and the Prescription Drug Marketing Act and the associated regulations. In addition, each party will maintain during the term of this Agreement a compliance program designed to prevent and detect violations of applicable laws relating to sales and promotional activities; the program maintained by each party in the United States will be designed in a manner consistent with the Compliance Program Guidance for Pharmaceutical Manufacturers (the “Guidance”) issued in April, 2003 by the HHS Office of Inspector General, and will address, at a minimum, the legal risk areas discussed in the Guidance (to the extent such party is responsible under this Agreement for the relevant activities described in the Guidance). Further, each party agrees that it will cause its Representatives to act in accordance with industry standards, including without limitation the Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals, and in a professional, ethical and lawful manner and consistent with at least the same diligence used with regard to other products promoted by such party in the Territory.

5.6	Market Research/Data. Each party also agrees to provide a copy of any market research and/or market data that it obtains during the term of this Agreement that is associated with the Product to the other party, free of charge, unless such distribution is prohibited by the vendor providing the research or data or would cause the party who obtained the research or data to incur additional cost.

ARTICLE 6

COMMERCIAL COMMITTEE

6.1	Creation of the Commercial Committee. The parties hereby agree to the creation of a Commercial Committee made up of [*] representatives of each party to facilitate the administration of this Agreement. The Commercial Committee shall discuss all matters relevant to this Agreement, including without limitation promotion of the Product to the Target Audience and the progress of the Sales Calls and other activities discussed herein. The Commercial Committee shall, as it deems appropriate, also discuss other marketing, advertising, development, and related programs related to the Product, as well as the Product inventory and supply chain. Each party may designate and change its representatives on the Commercial Committee by written notice to the other party.

6.2	Regular Meetings. During the term of this Agreement, the Commercial Committee shall meet at least [*]. Meetings may be called by either party on thirty (30) days notice to the other, and, unless otherwise agreed, [*], with such meetings alternating between the offices of the parties. A designated representative of the party hosting the meeting shall chair that meeting.

*Confidential Treatment Requested.

6.3	Responsibilities of the Commercial Committee. The Commercial Committee shall be the primary vehicle for interaction between the parties with respect to the administration of this Agreement. Discussions of the Commercial Committee will be documented in written minutes, circulated in draft and finalized within thirty (30) days of each meeting. The Commercial Committee shall strive to reach a consensus on all matters related to the Sales Calls to be performed by the parties under this Agreement, provided that it shall not be required to reach a consensus on matters that are reserved to SOLVAY’s discretion, as expressly set forth herein.

ARTICLE 7

PRODUCT COMPLAINTS

7.1	Product Complaints. ICOS shall give SOLVAY notice of any complaint or correspondence concerning the Product, including, but not limited to, any adverse drug experience associated with the Product, in accordance with the following procedure:

ICOS will provide all reports of adverse drug experiences, Product complaints and medical information questions to SOLVAY at [*] (or other number provided by SOLVAY) within [*] hours of report to ICOS. ICOS will transfer all telephone calls it receives relating to the Product to this same number, ensuring that the transfer has been successfully completed. Adverse drug experiences and Product complaints received in writing by ICOS will be faxed to SOLVAY at [*] (or other number provided by SOLVAY) within [*] of receipt by ICOS. ICOS will function only as a conduit for complaint, adverse event and medical information handling.

7.2	SOLVAY Responsibility. SOLVAY or its designee shall remain fully responsible for responding to or otherwise handling all medical inquiries, reports of adverse drug experiences, and any complaints or similar problems concerning the Product.

ARTICLE 8

TERM AND TERMINATION

8.1	Term.

(i)	This Agreement shall commence on the Effective Date and shall terminate on December 31, 2006, unless extended or earlier terminated pursuant to this Article 8.

(ii)	Notwithstanding the foregoing, unless either party has, prior to [*], provided written notice to the other party that the notifying party does not wish to extend the term of this Agreement, the parties shall (no later than [*]) enter into good faith negotiations regarding the terms under which this Agreement shall be extended to December 31, 2007.

8.2	Termination by Either Party. This Agreement may be terminated by either party as set forth below.

(i)	Either party may terminate this Agreement upon thirty (30) days prior written notice to the other party for material breach of any obligation hereunder, if such breach is not cured by the breaching party within such thirty (30)-day period. Notwithstanding the foregoing, this Section 8.2(i) shall not apply in the case of (a) a failure by ICOS to meet the Frequency Goal in a Sales Quarter, which shall be cause for termination only in accordance with the terms of Section 8.3(i) below, or (b) a failure to perform due to a Force Majeure Event which shall be cause for termination only in accordance with the terms of Section 8.2(v) below.

(ii)	Either party may terminate this Agreement upon [*] days written notice to the other party if, (a) the Net Sales of the Product, for the period beginning on the Effective Date and ending on September 30 2005, are less than [*] dollars (U.S. $[*]) or (b) for the period January 1, 2006 to June 30, 2006, the Net Sales of the Product are less than one [*] dollars (U.S. $[*]).

*Confidential Treatment Requested.

(iii)	Either party may terminate this Agreement upon thirty (30) days prior written notice to the other party in the event that a generic version of the Product which has been assigned an “A” rating with respect to therapeutic equivalence by the FDA (including without limitation an AA, AB, or AT rating) is launched by a third party in the Territory (i.e., it is actually sold at the wholesale or retail level).

iv)	Either party may terminate this Agreement upon thirty (30) days prior written notice to the other if the other party shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or shall have sought protection or relief under any bankruptcy, insolvency reorganization or other similar statute, or there shall have been appointed a trustee or receiver of the other party; or

(v)	Either party may terminate this Agreement upon thirty (30) days prior written notice to the other if the other party shall have failed to perform hereunder as a result of a Force Majeure Event (as defined in Section 14.4 below) that continues unabated for a period of at least three (3) months, provided that the non-performing party has not resumed full performance of its obligations hereunder by the end of such thirty (30)-day period.

8.3	Termination by SOLVAY. This Agreement may be terminated by SOLVAY as set forth below.

(i)	SOLVAY may terminate this Agreement upon thirty (30) days prior written notice to ICOS if ICOS has failed to meet the Frequency Goal for [*], subject to Section 2.2(c) above.

(ii)	SOLVAY may also terminate this Agreement upon thirty (30) days prior written notice to ICOS (a) in the event that the Product is wholly withdrawn from the market for more than thirty (30) days for any reason, or (b) if SOLVAY elects to discontinue the sale of the Product for demonstrable safety or efficacy reasons based upon the reasonable scientific or medical judgment of SOLVAY’s senior medical officer, after evaluating information or circumstances that, as demonstrated by SOLVAY, were not known or existing as of the Effective Date.

8.4	Effects of Termination. Upon expiration or termination of this Agreement for any reason, ICOS shall deliver to SOLVAY any and all of its inventory of Product samples and other promotional material relating to the Product and SOLVAY shall return to ICOS all property of ICOS that is in SOLVAY’s possession. Expiration or termination of this Agreement shall not affect the remedies of the parties otherwise available at law or equity in relation to any rights accrued under this Agreement prior to expiration or termination.

8.5	Residual Payment. Upon expiration of this Agreement, ICOS will be compensated in the form of a residual payment as follows:

(i)	If this Agreement expires as of December 31, 2006, SOLVAY shall pay ICOS a residual payment equal to [*] percent ([*]%) of the Gross Margin on the amount by which total Net Sales for [*] exceed [*] U.S. dollars (U.S. $[*]).

(ii)	In the event this Agreement is terminated prior to expiration by either party in accordance with Section 8.2 or 8.3 above, no residual payment shall be paid.

SOLVAY shall make any residual payment due hereunder by wire transfer of immediately available funds, within forty-five (45) days following the last day of the period used in calculating such payment, to an account designated by ICOS.

*Confidential Treatment Requested.

ARTICLE 9

INDEMNIFICATION

9.1	Indemnification by SOLVAY. SOLVAY shall defend, indemnify and hold harmless ICOS and its officers, directors, agents and employees (collectively, the “ICOS Indemnitees”), from and against any and all liability, loss, damages and expenses (including reasonable attorneys’ fees) as a result of any Third Party claims, demands, costs or judgements (collectively, the “Third Party Losses”) arising out of or resulting from:

(i)	any negligent or more culpable act or omission of SOLVAY, its directors, officers, employees, agents or contractors, or

(ii)	any breach of this Agreement by SOLVAY, or

(iv)	the manufacturing, marketing, advertising, promotion, sale or use of the Product, including without limitation: any product liability claims arising out of the death of or injury to a Third Party; patent infringement claims or other claims alleging the violation of the proprietary rights of a Third Party; governmental prosecutions and other actions; private third-party claims related to the marketing, advertising, promotion, or sale of the Product; and/or actual documented costs and expenses (excluding lost profits) directly attributable to a Product recall, or

(v)	any infringement claim related to ICOS’s use of the SOLVAY name or logo or the SOLVAY trademarks, including AndroGel®, in connection with ICOS’s activities under this Agreement.

Notwithstanding the foregoing, however, SOLVAY shall not be required to indemnify ICOS under this Section 9.1 to the extent that such Third Party Losses arise out of or result from: (1) the negligent or more culpable act or omission of an ICOS Indemnitee,; and/or (2) any breach by ICOS of this Agreement (3) claims based in whole or in part on representations, statements or materials of ICOS that were not approved by Solvay. ICOS shall not be considered negligent for purposes of this Section or Section 9.2 to the extent that any such Third Party Loss arises out of ICOS’s use of the Product promotional materials, Product labeling or other materials provided to ICOS by SOLVAY, as long as ICOS has distributed or employed such materials in compliance with the terms of this Agreement.

9.2	Indemnification by ICOS. ICOS shall defend, indemnify and hold harmless SOLVAY and its officers, directors, agents and employees (collectively, the “SOLVAY Indemnitees”), from and against any and all Third Party Losses arising out of or resulting from:

(i)	any negligent or more culpable act or omission of ICOS, its directors, officers, employees, agents or contractors, or

(ii)	any breach of this Agreement by ICOS.

Notwithstanding the foregoing, however, ICOS shall not be required to indemnify the SOLVAY Indemnitees under this Section 9.2 to the extent that any Third Party Losses arise out of or result from: (1) the negligent or more culpable act or omission of any SOLVAY Indemnitee; and/or (2) any breach by SOLVAY of this Agreement.

9.3	Indemnification Procedure. A person that intends to claim indemnification under Section 9.1 or 9.2 of this Agreement (the “Indemnitee”) shall promptly notify the party from whom it seeks indemnification (the “Indemnitor”) in writing of any claim, lawsuit, or other action in respect of which the Indemnitee intends to claim such indemnification. The Indemnitee shall permit the Indemnitor, at its discretion, to settle any such claim, lawsuit or other action and agrees to the complete control of such defense or settlement by the Indemnitor; provided, however, that such settlement does not adversely affect the Indemnitee’s rights hereunder or impose any obligations on the Indemnitee in addition to those set forth herein in order for it to exercise such rights. No such claim, lawsuit or other action shall be settled without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, and the Indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any claim, lawsuit or other action covered by this indemnification. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

9.4	Disclaimer of Consequential Damages. IN NO EVENT SHALL EITHER ICOS OR SOLVAY BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR PUNITIVE DAMAGES OR LOST PROFITS ARISING UNDER OR AS A RESULT OF THIS AGREEMENT (OR THE TERMINATION HEREOF). Notwithstanding the foregoing, this limitation shall not be construed to prevent or limit either party from recovering actual damages caused by a breach by the other party in performing its obligations hereunder.

9.5	SOLVAY Disclaimer. The parties agree that SOLVAY has made no representations as to potential sales levels of the Product and ICOS has not relied upon any such representations as to potential sales in entering into or performing this Agreement.

9.6	Survival. This Article 9 shall survive the expiration or termination of this Agreement.

ARTICLE 10

LICENSE TO CERTAIN PROPRIETARY RIGHTS

10.1	License to Trademark. SOLVAY represents and warrants to ICOS (i) that SOLVAY owns the entire right, title and interest in and to the trademark “AndroGel®” (hereinafter, the “Trademark”) in the Territory with respect to the Product, and (ii) that all formal requirements in connection with the maintenance and continuation of the rights pertaining to such Trademark, including the payment of fees and taxes, have been and will continue to be complied with, except where failure to comply would not be material. SOLVAY grants to ICOS a sublicense to use the Trademark for the promotion of the Product in the Territory during the term of this Agreement. SOLVAY and ICOS agree that the Product will be sold in the Territory under the Trademark.

10.2	Obligations of ICOS. ICOS covenants and agrees that it shall:

(a)	use the Trademark without variation from its registered form. ICOS acknowledges SOLVAY’s exclusive ownership of and rights to the Trademark, and any use of the Trademark by ICOS shall inure to the benefit of SOLVAY. ICOS shall not dispute or contest, directly or indirectly, at any time during or after the term of this Agreement, in any manner, the validity or enforceability of SOLVAY’s exclusive ownership of and rights to the Trademark (whether now existing or hereafter created or obtained during the term of this Agreement), or counsel, procure or assist any person to do so;

(b)	use the Trademark only as an authorized sublicensee for the promotion of the Product in the Territory. ICOS hereby agrees to execute from time to time, at the sole cost and expense of SOLVAY, such documents and agreements as SOLVAY may require for the protection of SOLVAY’s ownership of and rights in the Trademark in the Territory;

(c)	ensure that notices in form and substance reasonably satisfactory to SOLVAY accompany any use by ICOS of the Trademark;

(d)	not use the Trademark or any part of the name of SOLVAY as part of its corporate name, trade name, trading style or other means of corporate or business identification or otherwise except as expressly permitted or required by this Agreement;

(e)	not use or promote the Trademark otherwise than in connection with the sale of the Product; and

(f)	carry on its business in the Territory in all respects in a manner consistent with the protection and preservation of goodwill that may be associated with the Trademark.

10.3	Third Party Infringement. ICOS shall promptly notify SOLVAY if ICOS becomes aware of any actual or potential infringement of, challenge to the validity or ownership of, or use of the Trademark or any imitation or variation thereof in the Territory, provided that ICOS shall not be required actively to monitor uses of the Trademark to detect potential infringement by Third Parties. SOLVAY shall have the sole and exclusive right to commence and prosecute any action or proceeding in respect thereof, at its expense, and ICOS shall provide all reasonable assistance in connection therewith. SOLVAY agrees to diligently pursue an appropriate course of action in connection with such actual or potential infringement of the Trademark by a Third Party, which may, in SOLVAY’s sole discretion, include initiating legal proceedings, as SOLVAY may deem necessary or appropriate to protect its rights to the Trademark in the Territory. SOLVAY shall be solely entitled to any compensation or other payment received in connection therewith. ICOS shall not commence any action or proceeding involving the Trademark.

10.4	Other Proprietary Property. SOLVAY also hereby grants ICOS a license to use copyrighted promotional materials, including, without limitation, marketing slogans, created by or for SOLVAY for the Product, solely in connection with the performance of its duties hereunder. ICOS agrees that SOLVAY owns all right, title and interest in and to such property, including any and all additional proprietary materials and other intellectual property that may be created after the date hereof that relate to the Product and that which are created jointly or solely by ICOS in connection with its performance of this Agreement. SOLVAY hereby represents and warrants that all Product promotional materials and other materials that it provides to ICOS under this Agreement do not and will not violate the copyright or other proprietary rights of any Third Party.

ARTICLE 11

RELATIONSHIP OF PARTIES

11.1	Each party is performing hereunder as an independent contractor of the other party and its employees and representatives are not eligible to participate in any benefits programs offered by the other party to its employees, or in any pension plans, profit sharing plans, insurance plans or any other employee benefits plans. Each party acknowledges and agrees that it shall be solely responsible for designing and administering any incentive program to its Representatives in respect to their activity promoting the Product, provided that it complies with the terms of this Agreement; and for paying all salaries, wages, benefits and other compensation which its employees may be entitled to receive in connection with the performance of this Agreement. Except as specifically set forth herein, no employees or representatives of a party shall have any authority to bind or obligate the other party to this Agreement in any manner whatsoever, or to create or impose any contractual or other liability on the other party or to make any statements or representations on behalf of the other party, without such other party’s authorized written approval. For all purposes and notwithstanding any provision of this Agreement to the contrary, the parties’ legal relationship under this Agreement shall be that the parties are independent of each other and not that of partners or joint venturers. Nothing in this Agreement shall be construed as granting any rights or obligations to any Third Party.

ARTICLE 12

CONFIDENTIAL INFORMATION

12.1	Definition of Confidential Information. During the term of this Agreement, either Party (the “Disclosing Party”) may from time to time disclose or make available to the other Party (the “Receiving Party”) scientific, technical, trade or business information or materials that are treated by the Disclosing Party as confidential or proprietary (the “Confidential Information”), including, without limitation, information and materials related to calculations of Gross Sales, Net Sales and Gross Margin, customers, customer lists, marketing and sales strategies, product development plans, business strategies, and compensation of the Disclosing Party’s Representatives. Confidential Information shall include without limitation, (a) any information marked, labeled, or otherwise identified as confidential or proprietary, and (b) information or materials that would reasonably be identified or understood by the Receiving Party as the confidential or proprietary information of the Disclosing Party, even if they are not so marked, labeled, or otherwise identified. “Confidential Information” shall not include information:

(a)	that is or becomes generally available to the public other than as a result of disclosure thereof by the Receiving Party;

(b)	that is lawfully received by the Receiving Party on a nonconfidential basis from a Third Party that is not itself under any obligation of confidentiality or nondisclosure to the Disclosing Party or any other person with respect to such information;

(c)	that by written evidence can be shown by the Receiving Party to have been independently developed by or for the Receiving Party; (d) that the Receiving Party establishes by competent proof was in its possession at the time of disclosure by the Disclosing Party and was not acquired, directly or indirectly from the Disclosing Party; or

(e)	that is required to be disclosed by a law, regulation, or other legal requirement, or by the order of a judicial or administrative authority, provided that (1) the Receiving Party, to the extent reasonably practicable, provides the Disclosing Party reasonable notice prior to any such legally required disclosure in order to allow the Disclosing Party sufficient time to oppose such process and/or to obtain protective or confidential treatment of such Confidential Information, and (2) to the extent that a protective order or other legal protection is not obtained by the Disclosing Party, the Receiving Party discloses only that portion of the Confidential Information that is legally required to be disclosed.

12.2	Non-Disclosure; Restricted Use. Except as otherwise expressly provided within this Article 12 or elsewhere within this Agreement: (a) each party shall keep the other party’s Confidential Information confidential and shall not at any time disclose or otherwise make known or available the other party’s Confidential Information to any person, firm, corporation or other entity, without in each case the express prior written consent of the other party; and (b) neither party shall use the other party’s Confidential Information for its own account or for any purpose other than for performance under and otherwise in accordance with the terms of this Agreement.

12.3	Confidential Information Storage. Without limiting the generality of Section 12.2, the Receiving Party shall make reasonable efforts to retain all the Disclosing Party’s Confidential Information in a secure place, in files separate from any of the Receiving Party’s other information, data, reports or other documents, with access to such Confidential Information limited to those persons who are contractually obligated to comply with the confidentiality and non-use obligations set forth in this Article 12 and who have a “need to know” such Confidential Information for the purposes of carrying out the Receiving Party’s obligations under this Agreement.

12.4	Return of Confidential Information. Upon termination of this Agreement, the Receiving Party shall make reasonable efforts to promptly return all of the Disclosing Party’s Confidential Information, including all copies thereof, and shall make reasonable efforts to promptly delete any such Confidential Information stored electronically. Notwithstanding the foregoing, the Receiving Party may retain Confidential Information and copies thereof to the extent necessary to comply, in the Receiving Party’s reasonable judgment, with any legal requirements (and to prove compliance therewith) including, without limitation, the terms of this Agreement, any subpoenas or other process, and accounting and tax requirements.

12.5	Prior Confidentiality Agreement. This Agreement supersedes and replaces the Mutual Confidentiality Agreement dated [*] (the “Prior CDA”), as of the Effective Date of this Agreement. All Confidential Information (as defined in the Prior CDA) that was exchanged by the parties under the Prior CDA shall be deemed to be Confidential Information exchanged by the parties under this Agreement and shall be subject to the terms of this Agreement.

12.6	Injunctive Relief. In addition to any other available remedies and notwithstanding the requirements of Article 13, the parties shall be entitled to obtain injunctive relief to prevent a threatened breach, breach, or continuing breach of this Article 12.

*Confidential Treatment Requested.

12.7	Survival. The terms of this Article 12 shall survive the expiration or termination of this Agreement for a period of [*] years thereafter.

ARTICLE 13

ALTERNATIVE DISPUTE RESOLUTION

13.1	Alternative Dispute Resolution. The parties agree to attempt to resolve any claim or controversy arising out of or relating to this Agreement through good faith negotiation between senior executives of each party. Should such negotiations be unsuccessful, such claims or controversies shall be settled by arbitration in [*] in accordance with the commercial rules of the American Arbitration Association applying the laws of the jurisdiction of [*], except that any claims or controversies concerning Confidential Information (Article 12) may alternately be resolved by a civil action in any court of competent jurisdiction or any other method available under law or equity.

ARTICLE 14

MISCELLANEOUS

14.1	Representations and Warranties. Each party hereby represents and warrants that:

(a) Such party has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and there is no contractual restriction or obligation binding on it that would be materially contravened by execution and delivery of this Agreement or by the performance or observance of its terms;

(b) The execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate actions;

(c) This Agreement constitutes a valid obligation of such party and is binding and enforceable against such party in accordance with the terms hereof; and

(d) Such party has not and will not during the term of this Agreement grant any rights to any Third Party that would conflict with the rights granted to the other party hereunder.

14.2	Insurance. Both parties shall individually maintain adequate insurance, which may include self insurance, to protect against potential liabilities and risk arising out of their respective activities under this Agreement and upon such terms (including coverages, deductible limits and self-insured retentions) as are customary for the activities to be conducted by the parties under this Agreement and as are appropriate to cover the parties’ respective indemnification obligations hereunder. Each party shall furnish to the other evidence of such insurance, upon request. Such insurance information shall be kept in confidence in the same manner as any other confidential information disclosed by one party to the other. Neither party’s liability under this Agreement shall be limited by the amount of insurance that it maintains.

14.3	Force Majeure. No party shall be liable for any failure to perform its obligations hereunder where such failure results from causes beyond the reasonable control of such party (a “Force Majeure Event”), including, without limitation, strikes, lockouts, labor disputes, embargoes, acts of God, acts of terrorism, inability to obtain labor or materials, governmental restrictions, governmental regulations, governmental orders, judicial orders, enemy or hostile governmental action, civil commotion, earthquake, fire or other casualty, provided that the party claiming the Force Majeure Event has given prompt notice thereof to the other party and uses reasonable efforts to to resume performance hereunder as promptly as possible. The non-affected party shall be entitled to terminate this Agreement in the event of a Force Majeure Event in accordance with the provisions of Section 8.2(v) above.

14.4	Amendment. This Agreement may not be amended except in writing signed by both parties.

*Confidential Treatment Requested.

14.5	Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of [*], without regard to choice of law principles.

14.6	Notices. Notices required under this Agreement shall be in writing and sent by registered or certified mail, postage prepaid, or by facsimile and confirmed by registered or certified mail and addressed as follows:

If to SOLVAY:

SOLVAY Pharmaceuticals, Inc.

901 Sawyer Road

Marietta, Georgia 30062

Attn: Harold Shlevin, Ph.D., President and CEO

With a copy to:

Vice President, Law

Solvay Pharmaceuticals, Inc.

901 Sawyer Road

Marietta, GA 30062

Fax: 770-578-5749

If to ICOS:

ICOS Corporation

22021 20th Avenue SE

Bothell, WA 98021

Attention:  Paul N. Clark

                    Chairman, CEO and President

With a copy to:

ICOS Corporation

22021 20th Avenue SE

Bothell, WA 98021

Attention: Vice President and General Counsel

Fax: 425-398-8950

All notices shall be deemed to be effective five (5) days after the date of mailing or upon receipt if sent by facsimile (but only if followed by certified or registered mail with confirmation). Either party may change the address at which notice is to be received by written notice to the other party pursuant to this Section 14.6.

14.7	Publicity. ICOS and SOLVAY agree not to disclose any terms or conditions of this Agreement to any Third Party or to make any public statement about this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed) except to the extent required, in the reasonable judgment of the disclosing party, by applicable law, rule, regulation, or other legal requirement. Notwithstanding the foregoing, however, each party shall be permitted to make such disclosure to its Affiliates, provided that each party shall cause its Affiliates comply with the non-disclosure obligations of this Section 14.7. The parties further acknowledge their mutual intent to issue a press release regarding this Agreement at a mutually agreeable time and agree that they shall coordinate the initial announcement or press release relating to the existence of this Agreement so that such initial announcement or press release by each is made contemporaneously or is made as a joint press release.

*Confidential Treatment Requested.

14.8	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, it shall be stricken and the remaining provisions shall remain in full force and effect, unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated herein to be impossible and provided that the performance required by this Agreement with such clause deleted remains substantially consistent with the intent of the parties.

14.9	Headings. The headings set forth at the beginning of the various sections of this Agreement are for reference and convenience and shall not affect the meanings of the provisions of this Agreement.

14.10	Assignment. Neither this Agreement nor any interest nor duty hereunder shall be assignable by either party without the prior written consent of the other party. Notwithstanding the foregoing, either party may assign this Agreement, in whole or in part, (a) to an Affiliate, or (b) in connection with the merger, consolidation or transfer of all or substantially all of that portion of the assigning party’s assets to which this Agreement relates, provided that in each case the assigning party provides written notice of such assignment to the other party and that the assignee has the rights and other assets necessary to carry out the assigning parties obligations under this Agreement. This Agreement will be binding upon and will inure to the benefit of the parties’ permitted successors and assignees. .

14.11	Survival. The provisions of Sections 3.1 and 3.2 (only as to amounts accrued to the expiration or termination date), 5.2, 5.4, 8.4, 8.5, , Articles 7, 9, 12, 13 and 14 shall survive the expiration or termination of this Agreement for the time period set forth therein, or if no time period is set forth therein, then indefinitely.

14.12	Entire Agreement. This Agreement sets forth the entire understanding between the parties hereto as to the subject matter hereof and supersedes all other documents, agreements, verbal consents, arrangements and understandings by or between the parties with respect to the subject matter hereof.

14.13	Counterparts. The Agreement may be executed simultaneously in any number of counterparts and may be executed by facsimile. All counterparts collectively constitute one and the same Agreement.

14.14	Waivers and Remedies. The failure of either party to enforce any provision of this Agreement will not constitute a waiver of the party’s rights to subsequently enforce the provision.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

ICOS Technology Services, LLC

By:	/s/ Leonard M. Blum
Name:	Leonard M. Blum
Title:	Vice President, Sales and Marketing
Date:	28 Jan 2005

UNIMED PHARMACEUTICALS, INC.

By:	/s/ James B. Hynd
Name:	James B. Hynd
Title:	Senior Vice President, Commercial Operations
Date:	1/28/05

SOLVAY PHARMACEUTICALS, INC.

By:	/s/ James B. Hynd
Name:	James B. Hynd
Title:	Senior Vice President, Commercial Operations
Date:	1/28/05